Exhibit 99.1

Raptor Pharmaceutical Corp. Reports First Quarter 2016 Financial Results

PROCYSBI® Global Net Revenue Increased 34% Year-Over-Year, to $27.5 Million

2016 Non-GAAP Operating Expense Guidance Lowered to $125 – $135 Million

Full-Year 2016 Revenue Guidance Maintained at $115 – $125 Million

NOVATO, Calif., May 5, 2016 -- Raptor Pharmaceutical Corp. (NASDAQ: RPTP) (“Raptor” or the “Company”), a biopharmaceutical company developing and commercializing transformative treatments for rare diseases, today announced its financial results for the first quarter of 2016 and provided an update on recent corporate developments.

Summary

Global net product revenue for PROCYSBI® was $27.5 million for the first quarter ended March 31, 2016, a 34% increase compared to $20.5 million for the same period in 2015.

Net loss, including In-Process R&D (IPR&D) impairment and changes in the fair value of contingent consideration liability, on a GAAP basis was $41.6 million, or $0.49 per share, for the first quarter of 2016 compared to a GAAP net loss of $19.7 million, or $0.28 per share, for the same period in 2015.

Non-GAAP net loss, which excludes non-cash expenditures such as stock compensation, impairment of intangible assets and adjustment to the fair value of contingent consideration liability, was $14.1 million, or $0.17 per share compared to a net loss of $16.8 million, or $0.24 per share in the first quarter of 2015.

Cash and cash equivalents were $132.0 million as of March 31, 2016.

“Raptor achieved several significant milestones during the quarter, underscoring the progress we are making in building a premiere rare disease company,” said Julie Anne Smith, President and CEO of Raptor. “PROCYSBI® continues to deliver strong growth as a result of significant market penetration and continued high levels of patient compliance and we now look forward to revenues from the commercialization of QUINSAIRTM. We are focused on prioritizing key clinical programs to drive growth and being measured with our investments in selected development to extend our cash runway. As a result we are adjusting our non-GAAP cash operating expense guidance favorably for 2016. We look forward to continuing momentum as we work to bring QUINSAIR™ to patients in Europe and Canada, to make progress towards an NDA filing for MP-376 in cystic fibrosis (CF) and to initiate a Phase 2 MP-376 study in non-cystic fibrosis bronchiectasis (BE).”

First Quarter 2016 Business Highlights

Four new patents related to PROCYSBI® were listed in the Orange Book during the quarter, bringing the total number of Orange Book-listed patents to five. In addition, PROCYSBI® was granted additional U.S. orphan exclusivity in the two-to-six year old nephropathic cystinosis population until August 2022.

In March 2016, MP-376 received Qualified Infectious Disease Product (QIDP) designation for three distinct indications: the treatment of chronic pulmonary infections due to Pseudomonas aeruginosa, in patients with CF and in patients with BE, and in patients with nontuberculous mycobacteria infections (NTM). QIDP designation confers five years exclusivity under the Hatch-Waxman Act, which, in the case of CF, would be added to the seven years of orphan exclusivity for a total potential of 12 years of exclusivity, if approved for the indication.

In March 2016, Health Canada accepted the new drug submission for PROCYSBI® in nephropathic cystinosis with Priority Review, which provides for a shortened review period of 180 days, compared to a standard review of 300 days. If approved, the shorter review time is expected to enable Raptor to bring PROCYSBI® to market faster in Canada.

First Quarter 2016 Financial Results

Raptor provides non-GAAP financial measures, which it believes can enhance an overall understanding of its financial performance when considered together with GAAP figures. Refer to the section of this press release below entitled "Non-GAAP Financial Information and Other Disclosures" for further discussion on this subject.

Net Product Revenue

PROCYSBI® global net revenue for the first quarter of 2016 was $27.5 million, compared to $20.5 million for the first quarter of 2015. The 34% revenue growth was driven by further market penetration in the U.S. and in Europe and named patient sales in other international territories.

Cost of Sales

Cost of sales was $4.3 million for the first quarter of 2016, compared to $3.7 million for the first quarter of 2015. The increase was due to higher quarterly sales year-over-year, which yielded higher direct costs and royalty expenses, and lower inventory reserves in 2016.

Research & Development (R&D)

R&D expenses for the first quarter of 2016 were $14.0 million compared to $16.6 million for the first quarter of 2015. The change was primarily due to a decrease in clinical trial expenses.

Selling, General and Administrative (SG&A)

SG&A expenses were $20.4 million for the first quarter of 2016 compared to $14.8 million for the first quarter of 2015. The increase in SG&A expenses was primarily a result of increased staffing and promotional support for commercial operations of PROCYSBI® worldwide and administrative expenses.

In-Process R&D (IPR&D) and Contingent Consideration Liability Related to QUINSAIR Acquisition

The Company has revised its clinical development plans for MP-376. As a result, for the quarterly period ended March 31, 2016, based on a fair value assessment, Raptor recorded a non-cash impairment charge to

IPR&D of $39.6 million and a partially offsetting contingent consideration credit adjustment of $14.7 million related to R&D stage projects from its October 2015 acquisition of QUINSAIR.

Interest Expense

Interest expense for the first quarter of 2016 was $5.0 million, compared to $4.5 million for the first quarter of 2015. The increase in interest expense was due to an increase in royalty fees based on net sales for the period.

Net Loss

GAAP net loss in the first quarter of 2016 was $41.6 million, or $0.49 per share, compared to a net loss of $19.7 million, or $0.28 per share, in the first quarter of 2015.

Non-GAAP net loss, which excludes the non-cash expenses of stock compensation expenses, impairment of intangible assets and adjustment to the fair value of the contingent consideration liability, for the first quarter of 2016 was $14.1 million, or $0.17 per share, compared to a net loss of $16.8 million, or $0.24 per share, in the first quarter of 2015.

Cash, Cash Equivalents

As of March 31, 2016, Raptor had $132.0 million in cash and cash equivalents compared to $157.4 million in cash and cash equivalents at the end of 2015.

2016 Full-Year Financial Guidance

•	Reiterating 2016 global net revenue guidance of $115 to $125 million.
•	Reiterating PROCYSBI® revenue growth of 25% to 30% over 2015 revenues.
•

Lowering non-GAAP operating expense guidance, which excludes non-cash expenditures such as stock compensation, amortization and impairment of IPR&D and adjustment to the fair value of the contingent consideration liability, to $125 to $135 million from $135 to $145 million.

Product and Pipeline Updates

PROCYSBI® for Nephropathic Cystinosis

•

PROCYSBI® is currently commercially available to patients in the U.S., where it is the market leader in nephropathic cystinosis. PROCYSBI® is also commercially available in Europe and is made available in additional markets through named patient sales.

•	In March 2016, Health Canada accepted for review the Company’s New Drug Submission (NDS) for PROCYSBI® for the treatment of nephropathic cystinosis, with Priority Review status.

QUINSAIRTM

•

In April, the Company launched QUINSAIR in Germany and Denmark for the management of chronic pulmonary infections due to Pseudomonas aeruginosa in adults with CF. Raptor anticipates launching the product in Canada in the second half of 2016.

MP-376 (Investigational Form of QUINSAIRTM)

•

In March 2016, MP-376 received QIDP designation for three distinct indications: the treatment of chronic pulmonary infections due to Pseudomonas aeruginosa, in patients with CF and in patients with BE, and in patients with NTM. Granting of the QIDP designation by the FDA highlights the potential of MP-376 to address a number of serious and life-threatening infections and provides Raptor with significant incentives for the development of MP-376, including Priority Review by the FDA, eligibility for Fast Track designation and a five-year extension of marketing exclusivity under the Hatch-Waxman Act. QIDP also paves the way for the FDA to apply greater regulatory flexibility in the case of high unmet medical need for serious life-threatening infections. Raptor holds orphan drug designation in the U.S. for MP-376 for the treatment of CF, which, when added to the five years of exclusivity associated with QIDP designation, would confer 12 years of regulatory exclusivity upon FDA approval.

•	Raptor expects to provide an update on regulatory discussions with the FDA concerning MP-376 in CF.
•	The Company intends to initiate a Phase 2 study for MP-376 in BE this year. The Company will provide additional clarity on the timing of key activities once the study design has been finalized.

RP103 for Huntington’s Disease (HD)

•	Based on prioritization of clinical programs and the best use of current capital, the Company will be exploring non-dilutive funding and partnering options.

RP103 for Mitochondrial Diseases

•

The second interim analysis, which occurred after 12 patients completed 24 weeks of treatment, indicated the trial should continue as planned. The treatment was generally safe and well tolerated and no unexpected safety signals were observed in this patient population.

Anticipated Upcoming Milestones

•	4Q 2016 – Potential PROCYSBI® approval in Canada
•	2H 2016 – Potential PROCYSBI® and QUINSAIR launches in Canada
•	2016 – Advancements toward an NDA submission for MP-376 in CF in the U.S.
•	2016 – Initiation of a Phase 2 study for MP-376 in BE

Conference Call and Webcast Information

Raptor will conduct a conference call and live audio webcast at 4:30 p.m. ET (1:30 p.m. PT) today. The live call may be accessed by dialing (877) 710-6201 for domestic callers or (616) 548-5611 for international callers and using the conference ID number 1390038. A live webcast of the conference call will be available online from the investor relations section of the Raptor website at www.raptorpharma.com. After the call, a webcast replay will be available on the Raptor website for 90 days while a telephone replay will be available for five days. This can be accessed by dialing (855) 859-2056 for domestic callers, or (404) 537-3406 for international callers, and using the conference ID number 1390038.

Non-GAAP Financial Information and Other Disclosures

Raptor uses non-GAAP financial measures, such as non-GAAP net loss, non-GAAP net loss per share and non-GAAP operating expense, to assess and analyze its operational results and trends, provide operating expense guidance, and to make financial and operational decisions. Raptor believes these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding Raptor’s operating performance and exclude non-cash expenditures such as stock compensation, amortization and impairment of IPR&D, and change in the fair value of the contingent consideration liability related to acquisitions. These non-GAAP financial measures should not be considered an alternative to measurements required by GAAP, such as net loss, net loss per share and total operating expense, and should not be considered measures of Raptor’s liquidity. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance calculated in accordance with GAAP and should only be used to supplement an understanding of Raptor’s operating results as reported under GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliations between non-GAAP financial measures and GAAP financial measures are included in the table accompanying this press release after the unaudited consolidated financial statements. Raptor has not provided a GAAP reconciliation for its forward-looking non-GAAP financial measures, such as  2016 operating expense, because such measures are not readily determinable and not available without unreasonable efforts. Raptor cannot reliably predict without unreasonable efforts the timing or likelihood of outcomes that determine future impairments or changes in the fair value of contingent consideration liability nor the timing or amount of the factors that substantially contribute to the projection of stock compensation expense. Both are excluded from the forward-looking non-GAAP financial measures. The Company does not believe that such a reconciliation would be meaningful to stockholders.

About Raptor Pharmaceutical Corp.

Raptor Pharmaceutical Corp. is a global biopharmaceutical company focused on the development and commercialization of transformative therapeutics for rare, debilitating and often fatal diseases. Raptor is leading the global commercialization of two products for orphan diseases, including PROCYSBI®, for the management of nephropathic cystinosis in adults and children ages two years and older, and QUINSAIRTM, an inhaled fluoroquinolone antibiotic for the management of chronic pulmonary infections due to Pseudomonas aeruginosa in adult patients with cystic fibrosis (CF). Raptor’s R&D pipeline includes RP103, known commercially as PROCYSBI®, for Huntington's disease and mitochondrial disorders, including Leigh syndrome. Raptor holds several orphan drug designations, including orphan drug exclusivity for nephropathic cystinosis in the U.S. and EU. The pipeline also includes MP-376, known commercially as QUINSAIRTM, which has Qualified Infectious Disease Product (QIDP) designation for three distinct indications: the treatment of chronic pulmonary infections due to Pseudomonas aeruginosa, in patients with CF and in patients with non-cystic fibrosis bronchiectasis (BE), and in patients with nontuberculous mycobacteria (NTM). Raptor holds orphan drug designation in the U.S. for MP-376 for the treatment of CF, which, when added to the five years of exclusivity associated with QIDP designation, would confer 12 years of regulatory exclusivity upon FDA approval.

About PROCYSBI® (cysteamine bitartrate) delayed-release capsules

PROCYSBI® is a cystine depleting agent that is approved in the U.S. for the treatment of nephropathic cystinosis in adults and children ages two years and older. It is contraindicated in patients with a hypersensitivity to penicillamine. The most commonly reported side effects are vomiting, abdominal pain/discomfort, headaches, nausea, diarrhea, anorexia/decreased appetite, breath odor, fatigue, dizziness, skin odor and rash. For additional information on PROCYSBI®, including full prescribing information, please visit www.procysbi.com.

About QUINSAIRTM (levofloxacin inhalation solution)

QUINSAIRTM is a proprietary inhaled formulation of levofloxacin, a fluoroquinolone antibiotic, which is approved in the EU and Canada for the management of chronic pulmonary infections due to Pseudomonas aeruginosa in adult patients with CF. Administration of QUINSAIRTM with the high efficiency Zirela® Nebulizer System (PARI Pharma GmbH) allows for the delivery of high concentrations of active drug directly to the site of infection in approximately five minutes. QUINSAIRTM is contraindicated in patients with hypersensitivity to levofloxacin, a history of tendon disorders related to fluoroquinolones, or epilepsy and also patients who may be pregnant or breast feeding. QUINSAIRTM's safety was evaluated in two double-blind, placebo-controlled studies and an active comparator study in which the most frequently reported adverse reactions were cough/productive cough, dysgeusia and fatigue/asthenia.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are indicated by words or phrases such as “believes,” “expects,” “anticipates,” “estimates,” “plans,” “continuing,” “ongoing,” “projected” and similar words or phrases and relate to future events, including statements regarding: time to market for PROCYSBI® and QUINSAIR in Canada, Raptor’s projected global net revenue, projected PROCYSBI® revenue growth and projected non-GAAP operating expenses, exploration of non-dilutive funding and partnering options for Huntington’s disease, anticipated upcoming milestones, PROCYSBI® as a treatment option for patients with nephropathic cystinosis and RP-103 as a treatment option for patients with Huntington’s disease and mitochondrial disorders, including Leigh syndrome, orphan drug exclusivity for MP-376 therapy in the U.S., Raptor’s plans and timing to develop MP-376 in cystic fibrosis in the U.S., bronchiectasis not associated with cystic fibrosis and potentially also nontuberculous mycobacteria and Raptor’s other development programs. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from these forward-looking statements. Raptor cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Factors which may contribute to differences in actual results include, among others: Raptor’s ability to market and sell QUINSAIRTM; continued and increased market acceptance and sales of PROCYSBI® in the U.S. and other territories; Raptor’s ability to expand the use of RP103 and MP-376 and to receive regulatory approval for other indications; Raptor’s reliance on single active pharmaceutical ingredient suppliers for PROCYSBI and QUINSAIRTM and other third parties in connection with drug product development; compliance with healthcare regulations, ongoing regulatory requirements and potential penalties; any serious adverse side effects associated with PROCYSBI®, QUINSAIRTM or any other future products; any product liability claims; third-party payor coverage, reimbursement and pricing for PROCYSBI®, QUINSAIRTM and future products; enacted and future healthcare legislation; Raptor’s ability to obtain and maintain orphan drug or other regulatory exclusivity for PROCYSBI®, QUINSAIRTM or any other future products; the integration of European operations with U.S. operations; relationships with key scientific and medical collaborators; intellectual property protection and claims and continued license rights; and Raptor’s ability to fund its operations and make required payments on its debt. Certain of these risks, uncertainties and other factors are described in greater detail in the Company’s filings from time to time with the Securities and Exchange Commission (SEC), which Raptor strongly urges you to read and consider, including: Raptor’s annual report on Form 10-K for the twelve months ended December 31, 2015 filed with the SEC on February 26, 2016, as amended by Amendment No. 1 to Form 10-K filed with the SEC on April 29, 2016 and Raptor’s other periodic reports filed with SEC, all of which are available free of charge on the SEC’s web site at http://www.sec.gov. Subsequent written and oral forward-looking statements attributable to Raptor or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in Raptor’s reports filed with the SEC. Raptor expressly disclaims any intent or obligation to update any forward-looking statements except as may be required by law.

CONTACT: Kimberly Lee, D.O. Vice President, Corporate Strategy and Communications (415) 408-6351 klee@raptorpharma.com	MEDIA CONTACT: Monica May Canale Communications (619) 849-5383 monica@canalecomm.com
INVESTOR CONTACT: Robert H. Uhl Managing Director Westwicke Partners, LLC (858) 356-5932 robert.uhl@westwicke.com

Raptor Pharmaceutical Corp.

Condensed Consolidated Balance Sheets

(In thousands, except shares)

	March 31, 2016 (Unaudited)	December, 31 2015
ASSETS
Current assets:
Cash and cash equivalents	$ 132,038	$ 157,352
Restricted cash	1,371	1,055
Accounts receivable	17,862	13,267
Inventories	9,596	6,424
Prepaid expenses and other	4,558	3,301
Total current assets	165,425	181,399
Noncurrent assets:
Property and equipment, net	7,594	7,644
Goodwill	12,223	12,223
Intangible assets, net	176,731	216,463
Other assets	1,994	1,761
Total Assets	$ 363,967	$ 419,490

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 4,857	$ 5,423
Accrued liabilities	23,639	22,630
Note payable, current portion	10,959	10,846
Total current liabilities	39,455	38,899
Noncurrent liabilities:
Contingent consideration liability	152,070	166,800
Deferred tax liability	615	303
Note payable, net of current portion	33,479	36,296
Convertible notes	60,000	60,000
Total liabilities	285,619	302,298

Stockholders' equity:
Preferred stock, $0.001 par value per share, 15,000,000 shares authorized, zero shares issued and outstanding	—	—
Common stock, $0.001 par value per share, 150,000,000 shares authorized, 85,289,311 and 85,235,591 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	85	85
Additional paid-in capital	444,299	441,601
Accumulated other comprehensive loss	(1,334)	(1,377)
Accumulated deficit	(364,702)	(323,117)
Total stockholders' equity	78,348	117,192

Total Liabilities and Stockholders' Equity	$ 363,967	$ 419,490

Raptor Pharmaceutical Corp.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except shares and per share data)

	For the Three Months Ended March 31,
	2016	2015

Product revenue	$ 27,470	$ 20,453
Cost of sales	4,331	3,722
Gross profit	23,139	16,731

Operating expenses:
Research and development	14,019	16,552
Selling, general and administrative	20,388	14,839
Impairment of IPR&D	39,600	---
Change in fair value of contingent consideration related to Quinsair acquisition	(14,730)	---
Total operating expenses	59,277	31,391

Loss from operations	(36,138)	(14,660)

Interest income	132	27
Interest expense	(5,018)	(4,498)
Foreign currency transaction loss	(213)	(476)
Adjustment to fair value of common stock warrants	---	(55)
Loss before provision for income taxes	(41,237)	(19,662)
Provision for income taxes	348	21

Net Loss	$ (41,585)	$ (19,683)

Other comprehensive income (loss):
Foreign currency translation gain (loss)	43	(547)

Comprehensive Loss	$ (41,542)	$ (20,230)

Net loss per share:
Basic and diluted	$ (0.49)	$ (0.28)

Weighted-average shares outstanding:
Basic and diluted	85,255,212	69,140,642

Raptor Pharmaceutical Corp.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited)

(In thousands, except shares and per share data)

	For the Three Months Ended March 31,
	2016		2015

Net Loss	$ (41,585)		$ (19,683)

Stock-based compensation expense	2,658		2,853
Impairment of IPR&D	39,600		---
Change in fair value of contingent consideration related to Quinsair acquisition	(14,730)	﷐	---

Non-GAAP Loss	$ (14,057)		$ (16,830)

Adjusted net loss per share:
Basic and diluted	$ (0.17)		$ (0.24)

Weighted-average shares outstanding:
Basic and diluted	85,255,212		69,140,642